UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant: ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Genentech, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Dear Tanox Employees:

As we approach the end of the year, I want to provide you with a brief update on the latest developments related to our planning process.

I hope that you have had the opportunity to view the Q&A that has been posted on the Tanox intranet site. To submit questions directly to Genentech, please continue to use the email. Each question will be triaged to the appropriate person(s) within Genentech who will determine the best way to answer your question. I have received several phone calls or emails from individuals at Tanox and have not been able to respond to each person individually. Instead, we will attempt to answer as many questions as possible by posting them on the intranet site and/or discussing them at a future Town Hall meeting.

We are moving forward with the anti-trust regulatory clearance for this deal. We continue to expect to receive regulatory clearance in order for the transaction to close during Q1’07, but not earlier than the latter part of January.

We anticipate having a town hall meeting again in January, once further clarity on the closing date is obtained.

You may have heard that Tanox and Genentech are defending a shareholder class action suit filed against us by a plaintiff on behalf of the public shareholders of Tanox. The lawsuit challenges the sale of Tanox to Genentech and our subsidiary, Green Acquisition Corporation. These types of lawsuits often occur following proposed sales of public companies, and we are optimistic that the sale of Tanox to Genentech will go forward as planned.

Finally, I want to notify you that Genentech is closed between December 25 and January 2. During this time, the majority of our staff, including hiring managers and HR and functional representatives, will not be available. If you have an urgent question, please use the email address above and we will do our best to respond as quickly as possible upon our return.

Thank you all again for your help in the planning process. I will communicate with you again in the new year to provide details about our next Town Hall and any new information that is available at that time.

Best wishes,

Ashraf

Additional Information and Where to Find It

In connection with the proposed acquisition of Tanox by Genentech and the required approval of the transaction by Tanox’s stockholders, Tanox filed a definitive proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”) on December 7, 2006. Stockholders of Tanox are urged to read the definitive proxy statement and any other relevant documents because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Tanox Investor Relations at 713-578-4211. In addition, documents filed with the SEC by both Genentech and Tanox are available free of charge at the SEC’s web site at http://www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Tanox in connection with the transaction, and their interests in the solicitation, is set forth in the proxy materials filed by Tanox with the SEC.

This employee message contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our expectations regarding the closing of the acquisition and receipt of regulatory clearance. Actual results could differ materially. Among other things, the transaction and its timing and the receipt of regulatory clearance could be affected or prevented by failure of certain closing conditions to occur and FTC and other regulatory actions or delays. Please refer to Genentech’s periodic reports filed with the Securities and Exchange Commission. Such reports contain and identify important factors that could cause actual results to differ materially from those contained in our forward-looking statements. All such risk factors, including those found in our most recent Form 10-Q filed with the Securities and Exchange Commission, are incorporated by reference into this employee message. We undertake no obligation to update or revise any forward-looking statements in this employee message in the future.